Exhibit 99.1

4650 S. W. Macadam Ave. Suite 440	CONTACT:	Dwight Weber (503) 417-4855
Portland, OR 97239 Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. CLOSES OUT FISCAL 2006 WITH RECORD

SALES AND EARNINGS

PORTLAND, Oregon – May 9, 2006 – Driven by the continued strength of the aerospace market, Precision Castparts Corp. (NYSE:PCP) delivered record sales, net income, and earnings per share from continuing operations both for the fourth quarter of fiscal 2006 and for the full fiscal year.

Fourth Quarter 2006 Financial Highlights

Precision Castparts Corp. (PCC) increased sales and consolidated segment operating income in the fourth quarter of fiscal 2006 by 17.7 percent and 34.8 percent year over year, respectively. Fourth quarter sales totaled $952.6 million, versus $809.5 million a year ago, while consolidated segment operating income in the quarter was $161.3 million, or 16.9 percent of sales, compared to consolidated segment operating income of $119.7 million, or 14.8 percent of sales, last year.

This strong operational performance boosted net income from continuing operations by 44.3 percent year over year. Net income from continuing operations totaled $100.6 million, or $0.74 per share (diluted, based on 136.7 million shares outstanding) in the fourth quarter of fiscal 2006, versus $69.7 million, or $0.52 per share (diluted, based on 134.4 million shares outstanding, adjusted for the stock split in September 2005). Net income for the fourth quarter of fiscal 2005 included a restructuring and impairment charge of $1.6 million, or $0.01 per share (diluted, adjusted for stock split).

Fiscal 2006 Financial Highlights

Fiscal 2006 sales grew 21.5 percent over fiscal 2005 sales, and net income from continuing operations increased by 45.8 percent year over year. Sales for fiscal 2006 were $3,546.4 million, compared to sales of $2,919.0 million for the previous year. Net income from continuing operations in fiscal 2006 totaled $349.1 million, or $2.57 per share (diluted, based on 135.7 million shares outstanding), versus $239.5 million for fiscal 2005, or $1.80 per share (diluted, based on 133.0 million shares outstanding, adjusted for stock split).

Business Highlights

Investment Cast Products: Investment Cast Products boosted fourth-quarter sales by 10.6 percent year over year, reporting $420.5 million of sales this quarter compared to sales of $380.2 million a year ago. The segment’s sales in the fourth quarter included approximately $7.0 million of additional material pass-through pricing than the fourth quarter of fiscal 2005. Operating income for the quarter grew 19.6 percent over last year, from $72.9 million, or 19.2 percent of sales, in the fourth quarter of fiscal 2005 to $87.2 million, or 20.7 percent of sales, this year. Providing the thrust behind the segment’s increased revenues was the robust aerospace market, driven both by heightened original equipment manufacturer (OEM) and aftermarket activity. Year over year, annual sales for Investment Cast Products increased by 18.3 percent, moving up from $1,360.6 million last year to sales of $1,609.4 million in fiscal 2006, and operating income jumped 25.7 percent, from $256.0 million, or 18.8 percent of sales, last year to operating income of $321.9 million, or 20.0 percent of sales, in fiscal 2006.

Forged Products: Fourth-quarter sales for Forged Products increased 36.5 percent over last year Segment sales totaled $250.6 million for the quarter, which included approximately $43.6 million of higher prices related to pass-through of increased nickel and titanium costs, compared to sales of $183.6 million a year ago, which included approximately $14.4 million of pass-through costs. Operating income in the fourth quarter grew 72.6 percent year over year, advancing from $20.8 million, or 11.3 percent of sales, last year to operating income of $35.9 million, or 14.3 percent of sales, in the fourth quarter of 2006. The higher sales in the quarter were propelled by continued strong demand for OEM and aftermarket aerospace components. Seamless, extruded pipe sales also continued to be robust, feeding off a solid backlog, which currently stands at nearly $300 million. Fiscal 2006 sales for the segment increased $247.7 million over last year, jumping from $631.7 million of sales in fiscal 2005 to sales of $879.4 this year, and operating income grew 42.0 percent, from $76.1 million, or 12.0 percent of sales, a year ago, to operating income of $108.1 million, or 12.3 percent of sales, in fiscal 2006.

Fastener Products: Fastener Products boosted its fourth quarter sales by $38.2 million over last year, an increase of 20.4 percent over sales of $186.8 million in the fourth quarter of fiscal 2005 to $225.0 million of sales, while operating income grew 67.9 percent from $26.5 million, or 14.2 percent of sales, a year ago, to $44.5 million, or 19.8 percent of sales, in the fourth quarter of fiscal 2006. Fourth-quarter segment sales included almost a full quarter of Shur-Lok sales. Fastener Products enjoyed the same aerospace OEM and aftermarket growth trends as the two segments discussed above, while also benefiting significantly from post-acquisition, organic growth at Air Industries. The segment continues to deliver further operating efficiencies from its manufacturing facilities, positioning the business well for profitable market share gains going forward. The segment grew its annual sales by 19.8 percent year over year, from $691.3 million last year to $828.0 million in fiscal 2006, and operating income increased from $88.3 million, or 12.8 percent of sales, to operating income of $144.3 million, or 17.4 percent of sales, this year.

Industrial Products: Industrial Products’ fourth-quarter sales dropped by 4.1 percent year over year, from $58.9 million in the fourth quarter of fiscal 2005, to $56.5 million this year. Operating income decreased from $11.0 million, or 18.7 percent of sales, a year ago, to $7.4 million, or 13.1 percent of sales. Declining domestic automotive sales again affected the segment’s sales and margins during the quarter, along with lower volumes at J&L Fiber Services. The segment also took approximately $1 million dollars of one-time adjustments during the quarter, primarily related to exiting products lines associated with the automotive sector. Year over year, Industrial Products sales fell slightly, from $235.4 million in fiscal 2005 to $229.6 million this year, and operating income also declined, from $42.5 million, or 18.1 percent of sales, a year ago to $31.3 million, or 13.6 percent of sales in fiscal 2006.

“The commercial aerospace industry continues its steady growth, and we have strategically positioned our businesses to take full advantage of this robust cycle,” said Mark Donegan, PCC’s chairman and chief executive officer. “As a result of new applications and market share growth, we are seeing unprecedented levels of demand, and there are still tremendous opportunities for more effective execution and further operational efficiencies in every one of our businesses. In addition, we are also very excited about our involvement on new aircraft programs, like the Airbus A380 and the Boeing 787, on which we have significant dollar content. These aircraft will fuel even further top- and bottom-line growth over the next several years.

“We are in the final phases of the regulatory process with the FTC and expect a decision on the Special Metals acquisition in the very near future,” Donegan said. “This acquisition would provide us with outstanding near-term and long-term opportunities for value creation and profitable growth. Over the past several months, we have sharpened our strategies even further, and we will be able to hit the ground running. In addition, we have identified one of the key pieces of capital equipment that will significantly improve SMC’s yields, and that machinery is currently being prepared for installation. Overall, we will aggressively drive operational efficiencies through SMC with the same intensity we focus on our current businesses.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is 866-550-6338 (passcode 3264616). Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: https://www.livemeeting.com/cc/vcc/join?id=w3264616&role=attend&pw=A326461. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s Press Releases are available on the Internet at the Primezone Media Network’s website – http://www.PrimeZone.com Or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1

(Unaudited; in millions, except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 2, 2006	April 3, 2005	April 2, 2006	April 3, 2005
Net sales	$952.6	$809.5	$3,546.4	$2,919.0
Cost of goods sold	728.4	633.3	2,739.1	2,265.4
Selling and administrative expenses	62.9	56.5	250.7	233.3
Restructuring and impairment[2,3]	—	1.6	2.3	1.6
Interest expense, net	10.1	12.9	41.4	56.6

Income before income taxes and minority interest	151.2	105.2	512.9	362.1
Provision for income taxes	50.2	35.2	162.2	121.3
Minority interest in net earnings of consolidated entities	(0.4)	(0.3)	(1.6)	(1.3)

Net income from continuing operations	100.6	69.7	349.1	239.5
(Loss) income from discontinued operations	(0.2)	(3.7)	1.5	(241.2)

Net income (loss)	$100.4	$66.0	$350.6	$(1.7)

Net income per share from continuing operations - basic	$0.75	$0.53	$2.62	$1.83
Net (loss) income per share from discontinued operations - basic	—	(0.03)	0.01	(1.84)

	$0.75	$0.50	$2.63	$(0.01)

Net income per share from continuing operations - diluted	$0.74	$0.52	$2.57	$1.80
Net (loss) income per share from discontinued operations - diluted	(0.01)	(0.03)	0.01	(1.81)

	$0.73	$0.49	$2.58	$(0.01)

Average common shares outstanding:
Basic	134.4	132.0	133.3	130.6
Diluted	136.7	134.4	135.7	133.0

	Three Months Ended		Twelve Months Ended
	April 2, 2006	April 3, 2005	April 2, 2006	April 3, 2005
Sales by Segment
Investment Cast Products	$420.5	$380.2	$1,609.4	$1,360.6
Forged Products	250.6	183.6	879.4	631.7
Fastener Products	225.0	186.8	828.0	691.3
Industrial Products	56.5	58.9	229.6	235.4

Total	$952.6	$809.5	$3,546.4	$2,919.0

Operating Income (Loss) by Segment[4]
Investment Cast Products	$87.2	$72.9	$321.9	$256.0
Forged Products	35.9	20.8	108.1	76.1
Fastener Products	44.5	26.5	144.3	88.3
Industrial Products	7.4	11.0	31.3	42.5
Corporate expense	(13.7)	(11.5)	(49.0)	(42.6)

Total	$161.3	$119.7	$556.6	$420.3

[1]	Share amounts and earnings per share information have been restated to reflect the two-for-one stock split, effective September 2005.

[2]	During the third quarter of fiscal 2006, the Company recorded charges related to restructuring and impairment activities. These charges principally provided for the consolidation of a machining operation and headcount reductions related to downsizing the Company's tooling operation in Ireland.

[3]	During the fourth quarter of fiscal 2005, the Company recorded a restructuring and impairment charge primarily related to costs associated with the closure of a business several years ago.

[4]	Operating income represents earnings before interest, income taxes, restructuring, impairment and other expense.

PRECISION CASTPARTS CORP.

CONSOLIDATED BALANCE SHEET

(Unaudited; in millions, except share data)

	April 2, 2006	April 3, 2005
Assets
Current assets:
Cash and cash equivalents	$59.9	$153.9
Receivables, net of reserves of $6.2 in 2006 and $5.0 in 2005	503.2	408.2
Inventories	572.4	531.3
Prepaid expenses	29.0	17.5
Income taxes receivable	—	9.3
Deferred income taxes	65.2	55.0
Discontinued operations	4.1	37.9

Total current assets	1,233.8	1,213.1

Property, plant and equipment:
Land	36.5	37.1
Buildings and improvements	241.5	235.8
Machinery and equipment	1,027.8	992.1
Construction in progress	46.6	29.4

	1,352.4	1,294.4
Accumulated depreciation	(654.0)	(601.9)

Net property, plant and equipment	698.4	692.5

Goodwill, net	1,655.3	1,576.1
Acquired intangible assets, net	4.5	5.2
Deferred income taxes	—	16.8
Other assets	152.4	103.2
Discontinued operations	6.8	18.1

	$3,751.2	$3,625.0

Liabilities and Shareholders Investment
Current liabilities:
Short-term borrowings	$53.5	$6.0
Long-term debt currently due	23.3	38.3
Accounts payable	368.8	312.4
Accrued liabilities	284.5	320.3
Income taxes payable	33.1	89.4
Discontinued operations	5.2	13.3

Total current liabilities	768.4	779.7

Long-term debt	599.8	798.7
Deferred tax liability	5.6	—
Pension and other postretirement benefit obligations	174.9	205.5
Other long-term liabilities	58.7	55.7
Discontinued operations	3.3	5.0
Shareholders’ investment:
Common stock, $1 stated value, authorized: 600,000,000 shares; issued and outstanding 2006: 135,133,263 and 2005: 132,303,624 shares	135.1	66.2
Paid-in capital	780.2	773.4
Retained earnings	1,290.5	951.8
Accumulated other comprehensive income (loss):
Foreign currency translation	38.8	72.3
Derivatives qualifying as hedges	(0.8)	0.6
Minimum pension liability	(103.3)	(83.9)

Total shareholders’ investment	2,140.5	1,780.4

	$3,751.2	$3,625.0

PRECISION CASTPARTS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS1

(Unaudited; in millions)

	Twelve Months Ended
	April 2, 2006 Revised	April 3, 2005 Revised
Operating Activities
Net income (loss)	$350.6	$(1.7)
(Income) loss from discontinued operations	(1.5)	241.2
Non-cash items included in income:
Impairment of long-lived assets	1.7	—
Depreciation and amortization	99.2	97.0
Deferred income taxes	31.5	7.7
Tax benefit from stock option exercises	27.8	16.0
Other non-cash adjustments	1.3	—
Changes in assets and liabilities, excluding effects of acquisitions and dispositions of businesses:
Receivables	(86.7)	(33.4)
Inventories	(31.7)	(53.6)
Other current assets	36.0	18.6
Payables, accruals and current taxes	(18.7)	128.3
Retirement benefit obligations	(144.6)	(35.3)
Other non-current assets and liabilities	(36.2)	(22.0)
Net cash provided by operating activities of discontinued operations	2.1	(8.7)

Net cash provided by operating activities	230.8	354.1

Investing Activities
Acquisitions of businesses	(115.5)	(192.1)
Capital expenditures	(99.2)	(61.7)
Dispositions of businesses and other	30.7	174.2
Net cash used by investing activities of discontinued operations	(0.2)	(5.9)

Net cash used by investing activities	(184.2)	(85.5)

Financing Activities
Net change in short-term borrowings	47.5	(5.8)
Net change in long-term debt	(213.9)	(224.5)
Common stock issued	47.9	41.2
Cash dividends	(11.9)	(7.7)
Other	(1.4)	(8.4)
Net cash provided by financing activities of discontinued operations	—	4.7

Net cash used by financing activities	(131.8)	(200.5)

Effect of exchange rate changes on cash and cash equivalents	(8.8)	5.5

Net (decrease) increase in cash and cash equivalents	(94.0)	73.6
Cash and cash equivalents at beginning of year	153.9	80.3

Cash and cash equivalents at end of year	$59.9	$153.9

[1]	Fiscal 2006 and 2005 consolidated statements of cash flows are revised to reconcile net income to net cash provided by operating activities. Previously, we reconciled income from continuing operations to net cash provided by operating activities.